Exhibit 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT ZLOKOWER COMPANY:

Medallion Financial Corp.
437 Madison Avenue – 38th floor
New York, New York 10022

Andrew M. Murstein, President	Public Relations
Larry D. Hall, CFO	Harry Zlokower/Dave Closs
1-212-328-2100	1-212-447-9292
1-877-MEDALLION

FOR IMMEDIATE RELEASE

December 28, 2007

Medallion Financial Corp. Announces

Repurchase of Trust Preferred Securities

NEW YORK, N.Y. – December 28, 2007 — Medallion Financial Corp. (NASDAQ: TAXI), a specialty finance company with a leading position servicing the taxicab industry and other niche markets announced today that is has repurchased $2,000,000 of trust preferred securities for $1,300,000. The trust preferred securities purchased were part of a $35,000,000 private placement by a wholly-owned trust subsidiary of Medallion Financial on June 7, 2007. As a result of the repurchase, Medallion Financial intends to record a $700,000 or $0.04 per share gain from extinguishment of this debt in the 2007 fourth quarter.

Andrew Murstein, President of Medallion Financial stated, “We were fortunate to complete the original trust preferred issuance at an optimal time, and are fortunate that

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Medallion Financial Corp. Announces Repurchase of Trust Preferred Securities, Page 2

we still have the majority of those proceeds, as well as additional cash on hand to take advantage of this opportunity, and other opportunities such as buying back our stock which we also recently did.”

About Medallion Financial

Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services loans in other commercial industries and its wholly-owned portfolio company Medallion Bank also originates and services consumer loans. The Company and its subsidiaries have made more than $3 billion of investments since its IPO

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors” in Medallion’s 2006 Annual Report on Form 10-K.